Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

April 22, 2005
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported first quarter 2005 earnings of $1.67 million, down 12.6% from $1.91 million in the first quarter of 2004. Earnings per diluted share were $0.34, down 12.8% from $0.39 earned in the first quarter of 2004. EVB’s first quarter 2005 results produced an annualized return on average equity (ROE) and an annualized return on average assets (ROA) of 11.24% and 0.98%, respectively, compared to 13.42% and 1.14%, respectively, for the first three months of 2004.

Net income for the quarter decreased compared to the first quarter of 2004 and matched that of the fourth quarter of 2004. The decrease from the record first quarter of 2004 is attributed to an increase in noninterest expenses of 14.6% while average earning assets increased only 3.0%. Compared to the first quarter of 2004, net interest income was up $26 thousand, or 0.4% to $7.3 million from $7.2 million; loan loss provision expense was down $332 thousand to $8 thousand from $340 thousand; noninterest income was up $12 thousand at $1.2 million for both periods; realized gain on securities sales was up $44 thousand to $126 thousand, compared to $82 thousand; and noninterest expense was up $781 thousand to $6.1 million, compared to $5.3 million. Total assets increased $16.1 million or 2.4% to $697.4 million from $681.3 million at March 31, 2004. Noninterest expense increases for the first quarter of 2005 included $87 thousand related to the Central Garage office opened by Southside Bank in December 2004 and $150 thousand in consultant fees related to EVB’s “Standards of Excellence - Phase II” project discussed below by President & CEO Joe Shearin.

Average loans for the quarter of $514.8 million were up $27.7 million or 5.7%, compared to $487.1 million in the first quarter of 2004. Average deposits of $587.8 million were an increase of $8.9 million, or 1.5%, compared to $578.9 million in the same quarter of 2004. Nonperforming assets as a percentage of total loans were 0.92%, compared to 0.76% at March 31, 2004 and 0.94% at 2004 year-end. Nonperforming loans at March 31, 2005 of $4.8 million include one well-secured commercial real estate loan of $1.7 million that is expected to be fully collected in the second quarter of this year based on the value of the collateral and a signed sales contract. Annualized net charge-offs were 0.19% of average loans for the quarter, compared to 0.16% in the first quarter of 2004 and 0.22% for the full year 2004. During the quarter the loan loss reserve decreased $232 thousand to $6.44 million, or 1.24%, of total loans outstanding as several loans with specific impairment reserves were paid in full.

President and CEO Joe Shearin also is pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable May 16, 2005 to shareholders of record on May 2, 2005. Shearin stated, “We are pleased to continue to deliver to our investors another strong earnings report. Our actual income for the first quarter of 2005 was less than the first quarter of 2004, however, we were favorable to our 2005 budget as a result of anticipating most of the associated cost of continuing to build a holding company with a long-term focus. The Company continues to invest in our infrastructure through Phase II of the Standards of Excellence Engagement. The loan and operations consolidation projects are on schedule for completion by the end of the second quarter, and we should see major improvements in the delivery of service quality, while improving overall efficiencies within our entire company. In addition, EVB continues to sustain a strong EPS and reward its shareholders with a rich dividend payout, as compared to its peer group, of approximately 40%”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 21 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. The Company’s stock trades on the NASDAQ Small Cap Market System under the symbol EVBS. The banks also provide services through their subsidiary companies – EVB Investments, Inc.; EVB Mortgage, LLC; EVB Insurance, LLC and EVB Title, LLC.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio which comprises approximately 17.6% of the Company’s total assets

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended March 31
	2005	2004
Income Statements
Interest income	$10,079	$9,874
Interest expense	2,809	2,630

Net interest income	7,270	7,244
Provision for loan losses	8	340
Service charges	661	681
Other noninterest income	356	324
Gain on securities sales	126	82
Salaries and benefits	3,559	3,151
Occupancy and equipment	889	726
Other noninterest expense	1,679	1,469
Income tax expense	607	733

Net income	$1,671	$1,912
Earnings per share, basic and assuming dilution	$0.34	$0.39

Selected Ratios
Return on average assets	0.98%	1.14%
Return on average equity	11.24%	13.42%
Net interest margin	4.70%	4.82%

	March 31 2005	March 31 2004
Balance Sheets at Period End
Loans, net of unearned interest	$521,109	$487,823
Total assets	697,445	681,314
Deposits	592,699	582,021
Other borrowings	40,167	36,202
Shareholders' equity	59,354	58,418
Book value per share	12.15	11.99

Average Balance Sheets for the Quarter
Loans, net of unearned interest	$514,781	$487,064
Total assets	692,755	677,348
Deposits	587,775	578,885
Other borrowings	40,183	35,885
Shareholders' equity	60,298	57,278

Asset Quality at Period End
Allowance for loan losses	$6,444	$6,648
Nonperforming assets	4,786	3,723
Net charge-offs	239	188
Net charge-offs to average loans for the quarter	0.19%	0.16%
Loan loss reserve % of total loans	1.24%	1.36%
Nonperforming assets % of total loans & OREO	0.92%	0.76%